EXHIBIT 99.1


                                  NEWS RELEASE

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


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            EASTGROUP PROPERTIES APPOINTS MARY BETH SHANAHAN TO BOARD
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JACKSON,  MISSISSIPPI,  June 2, 2005 -- EastGroup  Properties,  Inc.  (NYSE-EGP)
announced today that it has appointed Mary Beth Shanahan, who recently retired from the Ohio Public Employees Retirement System (OPERS), to the Company's Board of Directors and as a member of the Board's Audit Committee.

     At OPERS, Ms. Shanahan was most recently responsible for directing the $64 billion fund's real estate investments including large-scale initiatives in a variety of property types and transaction structures as well as oversight of a $1.3 billion internally managed REIT portfolio. Ms. Shanahan's career at OPERS spanned 16 years during which time her responsibilities included portfolio and asset management, property and portfolio level budgeting, systems design and financial reporting.

     In addition to her role at OPERS, Ms. Shanahan has served in leadership positions on a variety of national and regional real estate associations including Pension Real Estate Association (Chair), Urban Land Institute (Council Vice-Chair), National Association of Real Estate Investment Trusts (Board of Governors), National Council of Real Estate Investment Fiduciaries (Chair-Portfolio Management Committee) and Columbus Commercial Real Estate Women (President). Ms. Shanahan received both Master of Business Administration and Bachelor of Science degrees from Ohio State University. She is a resident of Columbus, Ohio.

     In commenting on the appointment, D. Pike Aloian, chairman of EastGroup's Nominating and Corporate Governance Committee stated, "The Directors of EastGroup are very pleased to welcome Mary Beth Shanahan to the Company's Board. Mary Beth's candor, broad real estate experience and institutional investment perspective are expected to add further dimension to the Company's decision-making and governance in the years ahead."

     EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with special emphasis in the states of Arizona, California, Florida and Texas. Its strategy for growth is based on its property portfolio orientation toward premier business distribution facilities clustered near major transportation features. EastGroup's portfolio currently includes 21.3 million square feet with an additional 636,000 square feet of properties under development.

     EastGroup    Properties,    Inc.    press   releases   are   available   at
www.eastgroup.net.

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                      P.O. BOX 22728 JACKSON, MS 39225-2728
                       TEL: 601-354-3555 FAX: 601-352-1441